Exhibit 5.1

August 16, 2023

Apollo Medical Holdings, Inc.

1668 S. Garfield Avenue, 2nd Floor

Alhambra, California 91801

Re:	Registration Statement on Form S-3 — Apollo Medical Holdings, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Apollo Medical Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of its Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,000,000 shares of common stock, $0.001 par value per share (the “Shares”), that may be issued from time to time pursuant to the terms of the Apollo Medical Holdings, Inc. Employee Stock Purchase Plan (the “Plan”). The offering of the Shares is stated to be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as may be supplemented by one or more supplements to the Prospectus.

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) the Company’s Restated Certificate of Incorporation, as amended, and Restated By-laws, as amended, each in the form filed as exhibits with the Commission, (b) the Plan, in the form filed as an exhibit with the Commission, (c) the Registration Statement, and (d) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. Our opinion set forth below is based on the text of the Plan as filed as an exhibit with the Commission and is limited to the General Corporation Laws of the State of Delaware as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to and in accordance with the Plan, the Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP